Exhibit 107
Calculation of Filing Fee Tables
Form
S-8
(Form Type)
Leggett & Platt, Incorporated
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.01 par value per share	Other	5,000,000 (2)	$9.33	$46,650,000	0.00015310	$7,142.12

Other	Stock Units, convertible into Common Stock, par value $.01 per share	Other	5,000,000 (3)	—	—	—	—

Total Offering Amounts					$46,650,000		$7,142.12

Total Fee Offsets							—

Net Fee Due							$7,142.12

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act based upon the average of the high and low prices of the Company’s Common Stock on the New York Stock Exchange on May 9, 2025.

(2)
Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement also covers such additional shares of Common Stock and Stock Units as may be issued to prevent dilution resulting from stock dividends, stock splits, recapitalizations or other similar transactions.

(3)
The fee for the Stock Units is included within the Common Stock fee. The Stock Units are issued under the Plan and are convertible into Common Stock on a one to one basis or the cash equivalent thereof. Pursuant to Rule 457(i) under the Securities Act, no additional registration fee is required.